Exhibit 10.2

July 30, 2024

Kamal Hamed

16 Pony Lane

Flemington, New Jersey 08822

Dear Kamal:

As was discussed with you, your employment with Spero Therapeutics, Inc. (the “Company”) is ending. This letter is to summarize the terms of the separation package that the Company is willing to offer you as a result of your separation from employment. Please read this letter agreement (the “Letter Agreement”), which includes a general release, carefully. If you are willing to agree to its terms, please sign in the space provided below and return it to me so that your separation benefits can begin.

1.
Regardless of whether you choose to sign this Letter Agreement your employment with the Company terminates as of August 29, 2024 (the “Separation Date”).

2.
After the Separation Date, unless otherwise provided in this Letter Agreement, you will not be entitled to receive any benefits paid by, or participate in any benefit programs offered by, the Company to its employees. You will receive, under separate cover, information concerning your right (if any) to continue your health insurance benefits after that date in accordance with COBRA.

3.
In compliance with the promises made herein and in the event you sign this Letter Agreement and return it to me within the time period set forth in the Letter Agreement and do not revoke your acceptance pursuant to Paragraph No. 9 below, the Company will also provide you with the following severance pay and benefits (the “Severance Benefits”):

a.
The Company will pay you severance as a continuation of payments in an amount equal to your current base salary for a nine (9) month period, which will equal $372,134.34 (Three hundred seventy-two thousand one hundred thirty-four dollars and thirty-four cents), less all customary and required taxes and employment-related deductions, in accordance with Company’s normal payroll practices and commencing with the first reasonably practicable payroll cycle after the expiration of the revocation period set forth in Paragraph No. 9.

b.
The Company will pay you the gross amount of $132,314.43 (One hundred thirty-two thousand three hundred fourteen dollars and forty-three cents), less lawful deductions, representing a pro-rated bonus, which will be paid to you when the Company pays the 2024 annual bonuses to its employees in the first quarter of 2025 but in any event no later than March 15, 2025. You will not be entitled to receive any additional bonus monies.

c.
Provided that you are eligible for and properly elect to continue your medical coverage under COBRA, the Company shall continue to provide you medical insurance coverage to the same extent that such insurance continues to be provided to similarly situated executives at the time of your termination with the cost of the regular premium for such benefits shared in the same relative proportion by Company and you as in effect on the last day of employment until the earlier to occur of (i) the one year anniversary from the Separation Date; or (ii) the date on which you become eligible for coverage under the group medical plan of another employer. Thereafter, you will be required to pay the full cost of any COBRA coverage for the remainder of the COBRA period. You agree to promptly notify the Company if you become eligible for coverage under the group medical plan of another employer during the time period that the Company is contributing towards the cost of your COBRA premiums.

d. The Company shall reimburse you one time for up to $2,500 of legal fees you incur in connection with the negotiation and drafting of this Letter Agreement.

4.
You understand and agree that you would not receive the Severance Benefits specified in Paragraph No. 3 above, except for your execution of this Letter Agreement and the fulfillment of the promises contained in this Letter Agreement.

5.
In consideration of the payments to be made by the Company to you as set forth in Paragraph No. 3 above and the promises contained in this Letter Agreement, you voluntarily and of your own freewill hereby release, forever discharge and hold harmless Spero Therapeutics, Inc., its parents, subsidiaries, divisions and affiliates, its present or former officers, directors, trustees, employees, agents, insurers, or successors or assigns (the “Released Parties”) from any and all claims, demands, rules or regulations, or any other causes of action of whatever nature, whether known or unknown, as of the date of your execution of this Letter Agreement, including, but not limited to any alleged violations of the National Labor Relations Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Older Workers Benefit Protection Act; the Immigration Reform Control Act, as amended; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001, et seq. (“ERISA”) (except for any vested benefits under any tax qualified benefit plan); the Occupational Safety and Health Act, as amended; the Civil Rights Act of 1866, 29 U.S.C. § 1981, et seq.; the Rehabilitation Act of 1973, 29 U.S.C. § 701, et seq.; the Americans With Disabilities Act of 1990, as amended; the Civil Rights Act of 1991; the Family and Medical Leave Act; the Equal Pay Act; the Fair Credit Reporting Act; the Genetic Information Nondiscrimination Act (“GINA”); the Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”); the Worker Adjustment and Retraining Notification Act (WARN), 29 U.S.C. § 2101 et seq.; the Massachusetts Law Against Discrimination, G.L. c. 151B; the Massachusetts Wage Payment Statute, G.L. c. 149, §§ 148, 148A, 148B, 148C, 149, 150, 150A-150C, 151, 152, 152A, et seq.; the Massachusetts Wage and Hour laws, G.L. c. 151§1A et seq.; the Massachusetts Privacy Statute, G.L. c. 214, § 1B; the Massachusetts Sexual Harassment Statute, G.L. c. 214 § 1C; the Massachusetts Civil Rights Act,

G.L. c. 12, § 11H; the Massachusetts Equal Rights Act, G.L. c. 93, § 102; the Massachusetts Equal Pay Act, G.L. c. 149, § 105A; the Massachusetts Parental Leave Law, G.L. c. 149, § 105D; the Massachusetts Family and Medical Leave Law, G.L. c. 175M; the New York State Human Rights Law, New York Executive Law § 290 et seq.; the New York State Labor Law and any other relevant Wage Orders, New York Labor Law, § 190 et seq.; the New York Wage, Hour, Wage Payment and Wage Benefits Law and Regulations, New York Labor Law, § 191 et seq.; the New York Minimum Wage Law, New York Labor Law, § 650 et seq.; the New York Whistleblower Law, New York Labor Law § 740 et seq.; the New York Non-Discrimination for Legal Activities Law, New York Labor Law § 201-d; the New York Worker Adjustment and Retraining Notification Act, New York Labor Law § 860 et seq.; the New York Civil Rights Law, Civil Rights Law § 1 et seq.; the New York State Equal Pay Law, New York Labor Law §§ 194-198; the Non-Discrimination and Retaliation Provisions of the New York State Workers’ Compensation and Disabilities Benefits Laws, New York Labor Law, § 215 et seq.; New York Occupational Safety and Health Laws, New York Labor Law § 27-a; the New York State Social Security Number Protection Law, New York General Business Law, § 399-dd et seq.; the New York Fair Credit Reporting Act; the New York City Human Rights Law, New York City Administrative Code, § 8-107 et seq.; the New York City Earned Safe and Sick Leave Act, New York City Administrative Code, § 7-01 et seq.; the New York City Administrative Code and Charter, including but not limited to the New York City Human Rights Law, § 8-107 et seq.; the Westchester County Human Rights Law, § 700.01 et seq.; or any other federal or state law, regulation, or ordinance; any public policy, contract, tort, or common law; or any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters. In addition, if any claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other releasee identified in this Letter Agreement is a party.

FOR THE AVOIDANCE OF DOUBT, THIS GENERAL RELEASE IS INTENDED TO RELEASE ANY AND ALL CLAIMS YOU MAY HAVE UNDER THE MASSACHUSETTS WAGE ACT OR ANY OTHER STATE LAWS AND IS INTENDED TO RESOLVE ANY AND ALL DISPUTES RELATED TO WAGES, COMMISSIONS, OR OTHER COMPENSATION.

Notwithstanding the foregoing, you are not waiving any claims or rights you may have to: (a) your own vested accrued employee benefits under the Company’s health, welfare, or retirement benefit plans as of the Separation Date; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) pursue claims which by law cannot be waived by signing this Letter Agreement; (d) enforce this Letter Agreement; (e) your vested equity; (f) challenge the validity of this Letter Agreement; and/or (g) your rights under your Consulting Agreement with the Company effective August 29, 2024 (the “Consulting Agreement”). Further, you are not releasing any rights you have to indemnification and defense under your September 6, 2022 Indemnification Agreement with the Company (the “Indemnification Agreement”) and any other rights you have to indemnification and defense, including but not limited to the Company’s D&O insurance you have, if any.

6. You agree not to disclose to anyone, either directly or indirectly, any information whatsoever regarding the existence or substance of this Letter Agreement, except your immediate family, attorneys, financial advisors, accountants, and tax preparation professionals, provided that they agree to keep such information strictly confidential. This includes, but is not limited to, present or former employees of the Company and other members of the public. You may also disclose this Letter Agreement to a state agency if required as part of an application for unemployment compensation benefits or to any taxing authority if requested to do so. Unless as required by law or valid subpoena you further agree not to make or publish any written or oral disparaging or defamatory statements regarding the Company, and its current and former employees, officers, directors and agents and the Company agrees to instruct the members of its executive leadership team not to make or publish any written or oral disparaging or defamatory statements regarding you. You understand and agree that your obligations under this paragraph are material terms of this Letter Agreement, and that the Company shall have the right, in addition to any other damages, to seek and obtain the return of the consideration paid hereunder (without impacting the validity or enforceability of the general release contained herein) in the event you breach any of your obligations under this paragraph.

7. You affirm that you have returned to the Company all keys, files, records (and copies thereof), Company identification, Company vehicles and any other Company-owned property in your possession or control and have left intact all electronic Company documents, including but not limited to, those that you developed or helped develop during your employment. Notwithstanding the foregoing, you are entitled to keep the Company equipment previously provided to you including computer hardware, printers, wireless handled devices, and cellular phones. You understand that the Company would not provide you with the monies and benefits under this Letter Agreement but for your reaffirmation of these obligations. You further understand and agree that your obligations under this paragraph are material terms of this Letter Agreement, and that the Company shall have the right, in addition to any other damages, to seek and obtain the return of the consideration paid hereunder (without impacting the validity or enforceability of the general release contained herein) in the event you breach any of your obligations under this paragraph.

8. You will be afforded a period of up to sixty (60) calendar days to consider the meaning and effect of this Letter Agreement. You are advised to consult with an attorney, and you acknowledge that you have had the opportunity to do so. You agree that any modifications, material or otherwise, do not restart or affect in any manner the original 60-day consideration period for the separation proposal made to you. If you do not sign and return this Letter Agreement within the 60-day consideration period, the Company’s offer to provide you with the monies and/or other benefits set forth herein will expire.

9. You may revoke this Letter Agreement for a period of seven (7) business days following the day you execute this Letter Agreement. Any revocation within this period must be submitted, in writing, to James P. Brady, Chief Human Resources Officer and state, “I hereby revoke my acceptance of the Letter Agreement.” The revocation must be personally delivered to Spero Therapeutics, Inc. 675 Massachusetts Avenue, 14th Floor, Cambridge, MA 02139, or both emailed (jbrady@sperotherapeutics.com) and mailed to Jamie Brady by first class mail and postmarked within seven (7) business days of execution of this Letter Agreement. This Letter Agreement shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Massachusetts, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

10. To the extent permitted by law, this Letter Agreement, which will be construed under Massachusetts law, may not be modified, altered, or changed except upon express written consent of both parties wherein specific reference is made to this Letter Agreement. You agree that any claims or causes of action which arise out of or relate in any way to this Letter Agreement shall be instituted and litigated only in, and you voluntarily submit to the jurisdiction over your person by, the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this Letter Agreement, are the only courts of competent jurisdiction). You and the Company waive the right to a trial by jury with respect to any such claims or causes of action or other proceeding.

11. Nothing in this Letter Agreement prohibits or prevents you from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board or a similar agency enforcing federal, state or local anti-discrimination laws. However, to the maximum extent permitted by law, you agree that if such an administrative claim is made to such an anti-discrimination agency, you shall not be entitled to recover any individual monetary relief or other individual remedies. In addition, nothing in this Letter Agreement, including but not limited to the release of claims nor the confidentiality and non-disparagement clauses, prohibits you from: (1) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, or any agency Inspector General; (2) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (3) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the U.S. Securities and Exchange Commission and/or the Occupational Safety and Health Administration. Moreover, nothing in this Letter Agreement prohibits or prevents you from receiving individual monetary awards or other individual relief by virtue of participating in such federal whistleblower programs.

12. Except for any unpaid accrued wages through the Separation Date which will be timely paid, you affirm that you have been paid and have received all leave (paid or unpaid), compensation, wages, bonuses, commissions, severance pay, and/or benefits to which you may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions, severance pay, and/or benefits are due to you, except as provided in this Letter Agreement. You further affirm that you have no known workplace injuries or occupational diseases and have been provided and/or have not been denied any leave requested under the Family and Medical Leave Act. You also affirm that you have not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud. In addition, you affirm that all decisions regarding your pay and benefits through the date of your execution of this Letter Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

13. You agree that neither this Letter Agreement, nor the furnishing of consideration for this Letter Agreement, shall be deemed or construed at any time for any purpose as an admission by the Company of any liability, wrongdoing, or unlawful conduct of any kind.

14. You agree to cooperate with the Company in the investigation, defense or prosecution of any claims, actions or other matters now in existence or which may be brought in the future against or on behalf of the Company. Your cooperation in connection with such claims or actions shall include, but not be limited to, being reasonably available to meet with the Company’s counsel to prepare for discovery or any mediation, arbitration, trial, administrative hearing or other proceeding or to act as a witness when reasonably requested by the Company at mutually agreeable times and at locations mutually convenient to you and the Company. Nothing herein shall require you to provide anything other than truthful information. The Company will reimburse you for your reasonable expenses incurred in complying with this Agreement.

15. This Letter Agreement, which includes a general release, and your Consulting Agreement effective August 29, 2024 represent the complete agreement between you and the Company, and fully supersedes any prior agreements or understandings between the parties, other than any equity agreement, your Indemnification Agreement and any post-employment obligations you have under any agreement you have with the Company under the Propriety Information, Inventions Assignment Restrictive Covenants Agreement you executed on August 5, 2022, which you expressly reaffirm and agree to fully comply with to the fullest extent permitted by law. You acknowledge that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to sign this Letter Agreement, except those set forth herein.

16. Should any provision of this Letter Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable consistent with the intent of the parties, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Letter Agreement in full force and effect. However, if the general release in Paragraph No. 5 is found to be invalid, you agree to execute a valid release of the claims that are the subject of this Letter Agreement and/or are referred to in the general release in Paragraph No. 5 above.

17. This Letter Agreement may be executed in counterparts, each of which when so executed shall be deemed an original, and the counterparts together shall constitute one and the same agreement. A copied, scanned, DocuSign, or faxed signature shall be treated the same as an original. This Agreement is binding on the Company’s successors and assigns. If you die before receiving the full severance payment herein, the balance will be paid to your spouse. If she is no longer alive at the time, to your estate.

The Company would like to extend its appreciation to you for your past service, and its sincere hope for success in your future endeavors.

Very truly yours,

____________________

Satyavrat Shukla

Chief Executive Officer

You have been advised in writing that you have a period of up to 60 calendar days to consider this Letter Agreement and to consult with an attorney prior to the execution of this Letter Agreement.

Having elected to execute this Letter Agreement, to fulfill the promises set forth herein, and to receive thereby the sums and benefits set forth in Paragraph No. 3 above, you freely and knowingly, and after due consideration, enter into this Letter Agreement by signing below intending to waive, settle, and release all claims (including, without limitation, any claims under the Age Discrimination in Employment Act of 1967) you have or might have against the Company and the other Released Parties.

Date:

/s/ Kamal Hamed

Kamal Hamed